FORM 4

( X ) Check this box if no longer
      subject to Section 16.  Form 4
      or Form 5 obligations may continue.
      See Instruction 1(b).


                U.S. SECURITIES AND EXCHANGE COMMISSION
                        WASHINGTON, D.C.  20549
             STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

                Filed pursuant to Section 16(a) of the
                   Securities Exchange Act of 1934,
                  Section 17(a) of the Public Utility
                      Holding Company Act of 1935
                  or Section 30(f) of the Investment
                          Company Act of 1940
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1.  Name and Address of Reporting Person

     Jones Lang LaSalle Incorporated
     200 East Randolph Drive
     Chicago, IL  60601
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2.  Issuer Name and Ticker or Trading Symbol

     LaSalle Hotel Properties, LHO
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3.  IRS IDENTIFICATION NUMBER OF REPORTING PERSON, IF AN ENTITY (VOLUNTARY)

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4.  Statement for Month/Year

     1/01 and 2/01
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5.  If Amendment, Date of Original (Month/Year)

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6.  Relationship of Reporting Person to Issuer (Check all applicable)
( ) DIRECTOR
(X) 10% OWNER
( ) OFFICER (GIVE TITLE BELOW)
( ) OTHER (SPECIFY BELOW)

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7.  Individual or Joint/Group Filing (Check applicable line)
(X) Form filed by One Reporting Person
( ) Form filed by More than One Reporting Person

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TABLE I
Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1.  Title of Security (Instr. 3)
     (i), (ii), (iii), (iv), (v), (vi) and (vii)
     Common Shares of Beneficial Interest
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2.  Transaction Date (Month/Day/Year)
     (i)   1/1/01           (v)  2/1/01
     (ii)  1/30/01          (vi) 1/1/99
     (iii) 2/1/01           (vii)1/1/00
     (iv)  2/1/01
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3.  Transaction Code (Instr.8)
     (i)   M                (v)  S
     (ii)  S                (vi) J, received as portion of advisory fee
     (iii) M                (vii)J, received as portion of advisory fee
     (iv)  M
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4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4, and 5)

     (i)   930,805 Common Share of Beneficial Interest, A, $0
     (ii)  668,568 Common Shares of Beneficial Interest, D, $16
     (iii) 150,000 Common Shares of Beneficial Interest, A, $13.1875
     (iv)  150,000 Common Shares of Beneficial Interest, A, $11.63
     (v)   1,446,477 Common Shares of Beneficial Interest, D, $16.15
     (vi)  10,988 Common Shares of Beneficial Interest, A, n.a.
     (vii) 31,318 Common Shares of Beneficial Interest, A, n.a.
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5.  Amount of Securities Beneficially Owned at End of Month (Instr 3 and 4)
     (i), (ii), (iii), (iv), (v), (vi) and (vii) 0
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6.  Ownership Form: Direct(D) or Indirect(I) (Instr. 4)
     (i), (ii), (iii), (iv), (v), (vi) and (vii) n.a.
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7.  Nature of Indirect Beneficial Ownership (Instr. 4)

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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

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TABLE II
Derivative Securities Acquired, Disposed of, or Beneficially Owned
   (e.g., puts, calls, warrants, options, convertible securities)
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1.  Title of Derivative Security (Instr. 3)
     (i)   Units of Limited Partnership Interest
     (ii)  Options to Purchase Common Shares of Beneficial Interest
     (iii) Options to Purchase Common Shares of Beneficial Interest
     (iv)  Options to Purchase Common Shares of Beneficial Interest
     (v)   Options to Purchase Common Shares of Beneficial Interest
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2.  Conversion or Exercise Price of Derivative Security
     (i)   $0                    (iv)  $13.1875
     (ii)  $13.1875              (v)   $11.63
     (iii) $11.63
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3.  Transaction Date (Month/Day/Year)
     (i)   1/1/01                (iv)  1/19/99
     (ii)  2/1/01                (v)   1/18/00
     (iii) 2/1/01
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4.  Transaction Code (Instr. 8)
     (i)   M                     (iv)  A
     (ii)  M                     (v)   A
     (iii) M
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5. Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr. 3, 4, and 5)
     (i)   930,805 Units of Limited Partnership Interest, D
     (ii)  Options to Purchase 150,000 Common Shares of Beneficial
           Interest, D
     (iii) Options to Purchase 150,000 Common Shares of Beneficial
           Interest, D
     (iv)  Options to Purchase 150,000 Common Shares of Beneficial
           Interest, A
     (v)   Options to Purchase 150,000 Common Shares of Beneficial
           Interest, A
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6.  Date Exercisable and Expiration Date (Month/Day/Year)
     (i)   Date Exercisable; 4/29/99, Expiration Date; n.a.
     (ii)  Date Exercisable; 1/18/00, Expiration Date; March 31, 2001
     (v)   Date Exercisable; 1/18/00, Expiration Date; March 31, 2001
     (vi)  Date Exercisable; 1/18/00, Expiration Date; March 31, 2001
     (vii) Date Exercisable; 1/18/00, Expiration Date; March 31, 2001
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7.  Title and Amount of Underlying Securities (Instr. 3 and 4)
     (i)   930,805 Common Shares of Beneficial Interest
     (ii)  150,000 Common Shares of Beneficial Interest
     (iii) 150,000 Common Shares of Beneficial Interest
     (iv)  150,000 Common Shares of Beneficial Interest
     (v)   150,000 Common Shares of Beneficial Interest
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8.  Price of Derivative Security (Instr. 5)
     (i), (ii), (iii), (iv), and (v) $0
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9.  Number of Derivative Securities Beneficially Owned at End of Year
    (Instr. 4)
     (i), (ii) and (iii) none
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10. Ownership Form of Derivative Security: Direct (D) or Indirect (I)
    (Instr. 4)
     (i), (ii) and (iii) n.a.
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11. Nature of Indirect Beneficial Ownership (Instr. 4)

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EXPLANATION OF RESPONSES:





/s/ Fritz E. Freidinger, Vice President           February 12, 2001
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**SIGNATURE OF REPORTING PERSON                          Date

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INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL CRIMINAL VIOLATIONS. SEE 18 U.S.C. 1001 AND 15 U.S.C. 78FF(A).